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                                                                    EXHIBIT 99.1

                      PRESS RELEASE DATED SEPTEMBER 9, 1998

Adaptec Continues Cost Cutting Actions

MILPITAS, Calif., - September 9, 1998 - Adaptec, Inc. today announced three strategic alliances that the company says will "Leverage long-term technology development and reduce operating expenses." Approximately 200 Adaptec jobs will be affected by these actions, but about 30% of those are expected to move to the newly created alliances.

Alliances will be formed with Jaycor Networks Inc. and Chaparral Technologies Inc. Adaptec's Satellite Networking Group will be spun off to create an independent company called BroadLogic, Inc.

"The actions taken today are designed to return us to increased profitability," said Larry Boucher, Interim CEO at Adaptec. "Focusing Adaptec's business is the most important objective of the company right now, and these moves put us in position to achieve that. We are committed to allocating resources to the products and technologies that are expected to maximize shareholder value."

"What this means is a concentration on our traditional strengths, such as server and workstation I/O, but also renewed energies directed at growth areas such as CD-R software, RAID solutions and networking products," Boucher continued.

Employees principally affected by the layoffs are located in Adaptec's Fibre Channel Products Group and External Storage Solutions Group. Since April, Adaptec has reduced its workforce by approximately 25%.

Fibre Channel and External Storage Alliances

Adaptec has signed an LOI (letter of intent) to form a strategic alliance with Jaycor Networks Inc., (JNI) a San Diego-based fibre channel company. Adaptec will transfer certain technologies and assets to JNI in return for an equity stake in JNI. Adaptec and JNI will enter into joint manufacturing and sales relationships to support current customers and expand the market for fibre channel products.

The company also announced signing an LOI to form a strategic alliance with Chaparral Technologies Inc. (CTI), a private Longmont-based multimedia tape storage solutions company. Adaptec will receive an equity stake in CTI in exchange for the transfer of certain external storage technologies.

Financial terms of both agreements were not disclosed. The companies expect to complete the transactions as early as October 1, 1998.

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Satellite Networking Spinoff BroadLogic Formed

In a separate news release issued today, Adaptec also announced it has completed the BroadLogic Inc., satellite networking spinoff (see related Business Wire release). BroadLogic will be based in Milpitas, and will receive certain Adaptec products and technology for the emerging Satellite-PC communications marketplace.

"Through the alliances with JNI and Chaparral Technologies, as well as the BroadLogic spinoff, we are leveraging Adaptec's longer term emerging technologies and businesses, such as fibre channel, external storage and satellite networking, for success in the future," said Boucher.

"Shorter term, these actions will reduce operating expenses and increase profitability, while maintaining a competitive position in technologies that may have future revenue possibilities," said Boucher.

Adaptec Conference Call

The company will hold a conference call on September 17, 1998, at 2:00 pm Pacific Daylight Time/5:00 pm Eastern Daylight Time, to discuss these actions and the associated charges, as well as the company's business strategy. Please call (800) 289-0579 and reference confirmation number 535227 to reserve a line. Adaptec will issue a media advisory with further information on the call.

About Adaptec

Adaptec provides bandwidth management technologies for organizations building the global information infrastructure. Its high performance I/O, connectivity, and network products are incorporated into the systems and products of major computer and peripheral manufacturers. Founded in 1981 and headquartered in Milpitas, Calif., Adaptec (NASDAQ: ADPT) employs people worldwide in design, manufacturing, sales, service and distribution. Adaptec's home page is http://www.adaptec.com.

For further information, contact:
Adam Trunkey, Adaptec, Inc., (408) 957-6761